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                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT (the "Agreement") made as of the 29th day of January, 1997 by and between Biocircuits Corporation, a Delaware corporation (the "Company"), and Donald Hawthorne ("Employee").

1.   SERVICES, DUTIES AND ACCEPTANCE

     1.1 TERM; DUTIES. The Company hereby employs Employee for the Employment Term (as defined in Section 2 hereof) as Vice President and Chief Financial Officer of the Company. The parties agree that Employee will engage in an active job search effective January 1, 1997, and will be permitted reasonable time off to pursue other employment, consistent with his responsibilities. The Company hereby agrees to retain the consulting services of Employee during the Consulting Term (as defined in Section 2 hereof). Consulting services shall be provided upon the reasonable request of the Company, but shall not interfere with any employment responsibilities that Employee may have to another employer during the Consulting Term.

     1.2 ACCEPTANCE. Employee hereby accepts such employment and consulting arrangement and agrees to render the services described above. Employee shall perform services hereunder with fidelity and to the best of his ability.

     1.3 PLACE OF EMPLOYMENT. The duties to be performed by Employee hereunder during the Employment Term shall be performed in the San Francisco Bay Area as needed and at the discretion of the Chief Executive Officer.

2.   EMPLOYMENT AND CONSULTING TERM

     The term of Employee's employment under this Agreement (the "Employment Term") shall commence on the date of this Agreement and continue until the earliest of (i) September 30, 1997, (ii) the date Employee voluntarily terminates his Employment or (iii) or the date Employee's employment is terminated for Cause. The Consulting Term shall commence at the end of the Employment Term and end two years thereafter, provided that there shall be no Consulting Term if Employee's employment is terminated for "Cause" as defined in Subsection 4.2 hereof) and the Consulting Term shall end if Employee engages in conduct constituting Cause.

3.   COMPENSATION

     3.1 BASE SALARY. During the Employment Term and prior to July 1, 1997, the Company shall pay Employee base salary at the rate in effect immediately prior to the date of this Agreement. For the remainder of the Employment Term, the Company agrees to pay Employee base salary at 50% of such rate. All base salary shall be payable in periodic installments in accordance with the Company's general payroll practices, less such deductions or amounts to be withheld as shall be required by applicable law and regulations. Base salary shall not be paid during the Consulting Term.


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     3.2  EXPENSES.  The Company shall pay or reimburse Employee for all reasonable expenses actually incurred or paid by Employee during the Employment Term and the Consulting Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require.

     3.3 STOCK OPTIONS. As compensation for the services to be provided under this Agreement, Employee's options to purchase common stock shall continue to vest during the Employment Term and the Consulting Term. Employee acknowledges that in accordance with the requirements of the Internal Revenue Code, Employee's incentive stock options shall be nonstatutory stock options if exercised more than three months following the termination of the Employment Term.

     3.4 OTHER BENEFITS. During the Employment Term, Employee shall be entitled to all rights and benefits for which he shall be eligible under any group insurance or other employee benefit plans or arrangements which Company may, in its sole discretion, provide for its vice-presidential level employees generally. During the Consulting Term, Employee shall be eligible for such rights and benefits only to the extent required by law or the terms of the Company's group insurance or employee benefit plans or arrangements.

4.   TERMINATION OF EMPLOYMENT

     4.1 DEATH. If Employee dies during the Employment Term or Consulting Term, Employee's legal representatives shall be entitled to receive the compensation provided for hereunder through the last day of the month in which Employee's death occurs and no other compensation (including option vesting) shall be paid with respect to Employee's services hereunder as an employee or consultant.

     4.2 INVOLUNTARY TERMINATION FOR CAUSE. If Employee engages in conduct constituting "Cause", the Company may by written notice to Employee terminate the Employment Term and Employee's right to compensation (including benefits and option vesting) hereunder shall be limited to that earned on or before the date of such termination. For purposes of this Agreement, Cause exists at any time after the happening of one or more of the following events: (a) Employee's willful misconduct or gross negligence in performance of his duties hereunder, including Employee's refusal to comply in any material respect with the legal directives of the Company's Chief Executive Officer or Board of Directors so long as such directives are not inconsistent with the Employee's position and duties, and such refusal to comply is not remedied within ten (10) working days after written notice from the Company, which written notice shall state that failure to remedy such conduct may result in Termination for Cause; or (b) Dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or its materially detrimental to the reputation of the Company.

     4.3 INVOLUNTARY TERMINATION WITHOUT CAUSE. If the Company terminates Employee's employment without Cause (including in the context of layoff, restructuring or acquisition) during the Employment Term, his compensation (including benefits and option vesting) hereunder shall continue until the date both the Employment Term and the Consulting


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Term would have ended had such termination not occurred, provided that the
Company's obligation to pay base salary and provide benefits shall terminate on the date Employee accepts other full-time employment.

     4.4 VOLUNTARY TERMINATION WITH GOOD REASON. A "Voluntary Termination With Good Reason" shall be deemed to occur if there is an adverse change in the Employee's position causing such position to be of materially less stature or of materially less responsibility and, within a 30 day period immediately following such material change or reduction Employee elects to terminate his employment voluntarily. In the event of a Voluntary Termination With Good Reason, Employee's compensation (including benefits and option vesting) hereunder shall continue until the date the Employment Term (and if the change or reduction is not attributable to the hiring of a new Chief Financial Officer, the Consulting
Term) would have ended had such termination not occurred, provided that the Company's obligation to pay base salary and provide benefits shall terminate on the date Employee accepts other full-time employment.

     4.5 VOLUNTARY TERMINATION WITHOUT GOOD REASON. If Employee voluntarily terminates his employment during the Employment Term other than in a Voluntary Termination With Good Reason, his entitlement to base salary and benefits hereunder shall cease on the date of such termination, but his options shall continue to vest during the Consulting Term.

5.   PROTECTION OF CONFIDENTIAL INFORMATION

     Employee shall continue to be bound by Company's standard proprietary information agreement.

6.   NOTICES

     All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail (notices sent by telegram or mailed shall be deemed to have been given on the date sent), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

     6.1  If to the Company:
          Biocircuits Corporation
          1324 Chesapeake Terrace
          Sunnyvale, CA  94089
          Attn:  John Kaiser

          copy to:

          Cooley Godward LLP
          Five Palo Alto Square
          3000 El Camino Real
          Palo Alto, CA  94306-2155
          Attn:  Deborah Marshall, Esq.


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     6.2  If to Employee:

          Donald Hawthorne
          260 Windsor Drive
          San Carlos, CA  94070

7.   GENERAL

     7.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State.

     7.2 CAPTIONS. The section headings in this Agreement are for reference only and shall not in any way affect the interpretation of this Agreement.

     7.3 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including any Employment Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

     7.4 ASSIGNABILITY. Employee's rights and obligations hereunder shall be assigned by the Company if, and to the extent, comparable rights (including rights with respect to stock options) and obligations of other executive officers of the Company are assigned.

     7.5 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, or be implied to constitute a waiver or a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   BIOCIRCUITS CORPORATION



                                   By /s/ John Kaiser
                                     ------------------------

                                   Title: President & CEO
                                         --------------------


                                   EMPLOYEE



                                   /s/ Donald Hawthorne
                                   --------------------------
                                        Donald Hawthorne


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